Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 29, 2013 relating to the financial statements of Cloud Security Corporation as of February 28, 2013 and February 29, 2012, and for the years then ended, and the period from October 17, 2011 (“Inception”) to February 28, 2013, which appears in its Annual Report on Form 10-K.  Our report contains an explanatory paragraph regarding substantial doubt about Cloud Security Corporation’s ability to continue as a going concern.

/s/ dbbmckennon
Newport Beach, California
February 20, 2014